Exhibit 99.1

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2014 OPERATING RESULTS

WHITE PLAINS, NY (October 28, 2014) - Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended September 30, 2014. Acadia operates a dual platform strategy comprised of a high-quality portfolio with concentrations of assets in the nation’s most dynamic street-retail corridors (“Core Portfolio”) and opportunistic and value-add investments through a series of discretionary institutional funds (“Funds”). All per share amounts below are on a fully diluted basis.

Third Quarter 2014 Highlights

Earnings

•	Third quarter funds from operations (“FFO”) of $0.30 per share included $0.03 of acquisition related costs

•	Earnings per share (“EPS”) of $0.47 included $0.36 of gain on the disposition of assets

Core Portfolio - Guidance Increased for NOI in Existing Portfolio; Acquisitions Volume at Upper End of Annual Guidance

•	Same property net operating income (“NOI”) for the third quarter up 7.7% compared to 2013; annual guidance increased to a range of 5.0% to 5.5%

•	97.0% leased occupancy at September 30, 2014

•	Closed on $295.9 million of acquisitions year-to-date

•	Additional acquisition pipeline of $144.3 million under contract

Fund Platform - Active Capital Recycling Continues

•	Fund III and IV’s Miami Beach properties (“Lincoln Road Portfolios”) were sold for a total of $342.0 million versus aggregate cost basis of $195.5 million

•	During and subsequent to the quarter, closed on or had under contract $123.7 million

Balance Sheet - Match Funding With Conservative Leverage

•	2014 acquisitions capitalized on a leverage neutral basis consistent with historic low leverage levels

•	Core and pro-rata share of Fund debt, net of cash on hand (“Net Debt”), to EBITDA ratio of 4.4x at September 30, 2014 compared to 4.6x at June 30, 2014

•	Fixed-charge coverage ratio including pro-rata share of Funds of 3.2x for the quarter

Third Quarter 2014 Operating Results

FFO for the three and nine months ended September 30, 2014 was $18.7 million and $58.7 million, respectively, up from $17.9 million and $52.1 million for the three and nine months ended September 30, 2013, respectively. On a per share basis, FFO for the third quarter 2014 was $0.30 which compares to $0.32 for third quarter 2013. Excluding acquisition costs, FFO for each of these periods was $0.33. For the nine month period ended September 30, 2014, FFO per share was $0.97, as compared to $0.93 for the same period of 2013. FFO for these periods was $1.03 and $0.97, respectively, excluding acquisition costs. While generating significant profits, the successful monetization of the Lincoln Road Portfolios as discussed further below, represented approximately $0.01 of FFO dilution for the third quarter of 2014 prior to the future redeployment of capital.

Net income for the three and nine months ended September 30, 2014 was $28.6 million and $61.6 million, as compared to $9.5 million and $27.9 million for the three and nine months ended September 30, 2013, respectively. EPS for the three and nine months ended September 30, 2014 was $0.47 and $1.04, respectively, as compared to $0.17 and $0.50 for the same periods for 2013. Net income for the three and nine months ended September 30, 2014 includes $21.4 million and $34.0 million, respectively, or $0.36 and $0.59 per share, of gain realized on the disposition of properties, including the Lincoln Road Portfolios.

Refer to the Financial Highlights below for further detail on operating results and additional disclosures related to FFO.

Core Portfolio - Guidance Increased for NOI in Existing Portfolio; Acquisitions Volume at Upper End of Annual Guidance

Portfolio Performance

Same-property NOI in the Core Portfolio increased 7.7% for the third quarter of 2014 as compared to the third quarter of 2013. Of this NOI increase, approximately 5.2% was driven by increased rents and approximately 2.0% was from comparatively lower operating costs, net of reimbursements during the quarter. For the nine months ended September 30, 2014, same-property NOI increased 5.6% over 2013. Following the third quarter result, Acadia has increased its expected same-property NOI growth to range between 5.0% and 5.5% for the full year.

At September 30, 2014, Acadia’s Core Portfolio was 96.0% occupied, and was 97.0% leased, which includes space leased but not yet occupied. This compares to 96.6% occupied and 97.0% leased as of June 30, 2014.

During the quarter ended September 30, 2014, the Company generated an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 17.2% on 71,000 square feet of new and renewal leases executed during the quarter. On a contractual rent, or cash basis, which compares the initial rent of the new and renewal leases against the ending rent of the former leases, the Company experienced an increase of 8.7% in average rents for these same leases.

Core Acquisitions - High-Quality New York Metro Street Retail, Urban and Dense Suburban Retail

Acadia has now achieved the high end of its full-year Core Portfolio acquisitions goal of $200 to $300 million. Year-to-date, the Company has closed on $295.9 million of acquisitions, including three properties during and subsequent to the third quarter for an aggregate purchase price of $154.1 million as follows:

131-135 Prince Street - Manhattan - As previously announced, the Company acquired this 3,200 square foot street retail co-op unit for $51.4 million during the third quarter. Home to a high concentration of national and luxury retailers, Prince Street has seen continued high demand for retail selling space, with rents for prime locations surpassing $1,000 per square foot. This location, tenanted by Folli Follie and Uno de 50 expands Acadia’s existing SoHo portfolio of properties on Spring and Mercer Streets. The Company acquired this asset in a private negotiation and funded its investment primarily with operating partnership units.

Bedford Green - Bedford Hills, NY - Also, as previously announced, during the third quarter, Acadia acquired this ShopRite anchored 90,000 square foot shopping center along Route 117 in the Bedford Hills neighborhood in Westchester for $46.8 million. The property draws shoppers from a large, affluent suburban trade area with household incomes of $100,000 and $140,000 within three and five-mile rings, respectively. Other tenants at this 92% occupied center include CVS, Panera Bread and Chase Bank. In connection with this acquisition, Acadia assumed $29.8 million of debt collateralized by the property.

Shops at Grand Avenue - Queens - Subsequent to the third quarter, Acadia closed on the acquisition of this 99,975 square foot property anchored by Stop & Shop for $56.0 million. Located less than five miles east of Manhattan on Grand Avenue in Queens, this 91% leased property offers rooftop parking and benefits from a population of 529,000 within a 2-mile radius. Stop & Shop is the dominant grocer in the area, with competing grocers being smaller in size and with limited or no parking.

Including the Company’s additional acquisition pipeline of $144.3 million of Chicago street retail currently under contract, Acadia now expects a total of $400 to $500 million of Core Portfolio acquisitions for the year. No assurance can be given that the Company will successfully close on this acquisition pipeline, which is subject to lender approval on the assumption of existing mortgage debt and other customary closing conditions.

Fund Platform - Profitable Sale of Lincoln Road Portfolios; $123.7 Million of Fund IV Acquisitions Closed or Under Contract

Funds III and IV Complete Sale of Lincoln Road Portfolio

During the third quarter, as previously announced, Funds III and IV, through their joint ventures with affiliates of Terranova Corporation (“Terranova”), completed the sale of a six-property portfolio located in Miami Beach, Florida for an aggregate $342.0 million. The joint ventures had a total combined invested amount of $195.5 million. During its 3.5-year hold period, Fund III’s investment generated a 46% IRR and a 3.0x equity multiple. Fund IV held its investment for 1.7 years and its investment generated a 48% IRR and a 1.9x equity multiple.

Fund IV Acquisitions

During and subsequent to the third quarter, Fund IV closed on $72.7 million of acquisitions and had an additional $51.0 million under contract for a total of $123.7 million. Fund IV has now allocated approximately 40% of its capital commitments to the acquisition and development of existing and pending investments. As amounts currently under contract are subject to customary closing conditions, no assurance can be given that the Company will successfully close on this pipeline. Details of the acquisitions closed on during and subsequent to the third quarter are as follows.

Eden Square - Bear, DE - As previously announced, during the third quarter, Fund IV, through its joint venture with MCB Real Estate LLC, acquired Eden Square, a 236,000 square foot shopping center located less than 15 miles south of Wilmington in Bear, Delaware, for a purchase price of $25.4 million.

“Off Madison” Collection, Manhattan - Subsequent to the third quarter, Fund IV completed the acquisition of two properties, located on the Upper East Side of Manhattan, for $47.3 million through separate transactions. The properties, both of which are six stories and approximately 10,000 sf, are located at 27 E. 61st Street and 17 E. 71st Street, just steps off of Madison Avenue. As such, these properties present a unique value proposition to luxury retailers by providing high visibility from Madison Avenue and solid co-tenancy at a discounted cost. Neighboring retailers include Barneys New York, Hermes, Ralph Lauren and Prada. The property located on 61st Street is currently under construction. The property located on 71st Street presents a near-term opportunity to re-tenant the street and second-level retail space as well as an opportunity to mark rents to market as the upper-level leases expire.

Balance Sheet - Match Funding With Conservative Leverage

Through September 30, 2014, Acadia has capitalized its 2014 acquisitions on a leverage neutral basis consistent with the Company’s historic low leverage levels as demonstrated by the following:

•	Core Portfolio fixed-charge coverage ratio of 3.3x for the quarter ended September 30, 2014, compared to 3.9x for the quarter ended June 30, 2014

•	Including the Company’s pro-rata share of the Funds, fixed-charge coverage ratio was 3.2x compared to 3.9x for the same periods

•	Core Portfolio ratio of Net Debt to EBITDA was 3.5x at September 30, 2014, compared to 3.6x as of June 30, 2014

•	Including the Company’s pro-rata share of the Funds, Net Debt to EBITDA improved to 4.5x from 4.6x for the same periods

•	Core and pro-rata share of Fund Net Debt to Total Market Capitalization was 20% at September 30, 2014, compared to 21% at June 30, 2014

Outlook - Earnings Guidance for 2014

Consistent with its previously increased earnings guidance, the Company forecasts a range of 2014 annual FFO of $1.35 to $1.40 per share and 2014 EPS of $0.72 to $0.77, on a fully diluted basis. Consistent with Acadia’s guidance practices, these ranges exclude acquisition costs and gains from dispositions.

Management Comments

“The across-the-board strength of our third-quarter operating metrics underscores the high quality of our differentiated core portfolio,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Looking ahead, by continuing to selectively add assets in our nation’s top live-work-play street/urban and dense-suburban markets, we believe that we are positioning our portfolio to continue to deliver attractive, long-term organic growth. At the same time, through our complementary fund platform, we are able to opportunistically respond to trends in real estate, retailing and the capital markets. More recently, this response has included the acquisition of high-yielding suburban shopping centers, investment in the next generation of street retail and the profitably monetization of established high-street assets. And, through it all, we have remained well capitalized, providing us with sufficient dry powder - both in the core portfolio and our fund platform - to continue to execute on our various investment strategies.”

Investor Conference Call

Management will conduct a conference call on Wednesday, October 29, 2014 at 12:00 PM ET to review the Company’s earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “38036236” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia’s web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia’s website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “38036236#”. The phone replay will be available through Wednesday, November 5, 2014.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties located in key street and urban retail corridors as well as suburban locations within high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and through a series of opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 26, 2014 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2014	2013	2014	2013

Rental income	$ 36,587	$ 30,604	$ 106,517	$ 90,097
Interest income	3,006	2,969	9,219	9,265
Expense reimbursements	7,386	7,333	24,008	20,979
Other property income	602	162	1,236	820
Other income	79	18	2,876	3,022
Total revenues	47,660	41,086	143,856	124,183
Operating expenses
Property operating	6,758	6,310	21,214	17,256
Real estate taxes	5,666	5,866	16,905	15,949
General and administrative	7,123	5,335	20,898	17,263
Depreciation and amortization	12,884	10,450	36,055	29,278
Total operating expenses	32,431	27,961	95,072	79,746

Operating income	15,229	13,125	48,784	44,437

Equity in earnings of unconsolidated affiliates	105,778	4,209	110,237	7,274
Impairment of asset	—	—	—	(1,500)
Loss on extinguishment of debt	—	—	(269)	—
Gain on disposition of property	190	—	13,138	—
Interest expense and other finance costs	(10,142)	(10,595)	(30,327)	(29,806)
Income from continuing operations before income taxes	111,055	6,739	141,563	20,405
Income tax benefit (provision)	17	(186)	(68)	(57)
Income from continuing operations	111,072	6,553	141,495	20,348

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating income from discontinued operations [5]	—	2,589	—	5,394
Gain on disposition of property	—	—	560	4,191
Income from discontinued operations		2,589	560	9,585
Net income	111,072	9,142	142,055	29,933
Loss (income) attributable to noncontrolling interests:
Continuing operations	(82,508)	2,342	(79,971)	6,103
Discontinued operations	—	(1,999)	(461)	(8,171)
Net (income) loss attributable to noncontrolling interests	(82,508)	343	(80,432)	(2,068)
Net income attributable to Common Shareholders	$ 28,564	$ 9,485	$ 61,623	$ 27,865

Income from continuing operations attributable to
Common Shareholders	$ 28,564	$ 8,895	$ 61,524	$ 26,451
Income from discontinued operations
attributable to Common Shareholders	—	590	99	1,414
Net income attributable to Common Shareholders	28,564	9,485	61,623	27,865

Less: Net Income attributable to participating securities	(490)	(167)	(1,083)	(493)
Net Income attributable to Common Shareholders - basic	$ 28,074	$ 9,318	$ 60,540	$ 27,372
Weighted average shares for basic earnings per share	59,686	55,460	57,898	54,697
Net Earnings per share - basic and diluted	$ 0.47	$ 0.17	$ 1.04	$ 0.50

Basic and diluted earnings per share - Continuing Operations [2]	$ 0.47	$ 0.16	$ 1.04	$ 0.47
Basic and diluted earnings per share - Discontinued Operations [2]	—	$ 0.01	—	$ 0.03

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income attributable to Common Shareholders	$ 28,564	$ 9,485	$ 61,623	$ 27,865

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	9,766	8,335	27,607	23,123
Impairment of asset	—	—	—	1,500
Gain on disposition (net of noncontrolling interests’ share):	(20,953)	—	(33,180)	(776)
Income attributable to noncontrolling interests’ in
Operating Partnership	1,344	104	2,653	329
Distributions - Preferred OP Units	6	5	19	16
Funds from operations	$ 18,727	$ 17,929	$ 58,722	$ 52,057
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	62,797	56,436	60,595	55,735
Funds from operations, per share	$ 0.30	$ 0.32	$ 0.97	$ 0.93

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Nine Months ended September 30, 2014 and 2013
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating income	$ 15,229	$ 13,125	$ 48,784	$ 44,437

Add back:
General and administrative	7,123	5,335	20,898	17,263
Depreciation and amortization	12,884	10,450	36,055	29,278
Less:
Interest income	(3,006)	(2,969)	(9,219)	(9,265)
Straight line rent and other adjustments	(651)	(1,163)	(6,090)	(4,224)

Consolidated NOI	31,579	24,778	90,428	77,489

Noncontrolling interest in NOI	(10,080)	(7,393)	(28,837)	(25,623)
Pro-rata share of NOI	21,499	17,385	61,591	51,866
Operating Partnerships’ interest in Opportunity Funds	(1,673)	(1,135)	(4,602)	(4,028)
Operating Partnerships’ share of unconsolidated joint ventures [1]	907	661	2,686	2,079
NOI - Core Portfolio	$ 20,733	$ 16,911	$ 59,675	$ 49,917

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	September 30, 2014	December 31, 2013
	(dollars in thousands)

Cash and cash equivalents	$ 131,132	$ 79,189
Rental property, at cost	1,716,997	1,481,700
Total assets	2,454,651	2,264,957
Notes payable	1,141,066	1,039,997
Total liabilities	1,252,317	1,143,369

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Nine Months ended September 30, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 2,772 and 592 OP Units into Common Shares for the quarters ended September 30, 2014 and 2013, respectively and 2,385 and 618 OP Units into Common Shares for the nine months ended September 30, 2014 and 2013, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and nine months ended September 30, 2014 and 2013. In addition, diluted FFO also includes the effect of 314 and 358 employee share options, restricted share units and LTIP units for the quarters ended September 30, 2014 and 2013, respectively and 287 and 406 employee share options, restricted share units and LTIP units for the nine months ended September 30, 2014 and 2013, respectively.

5 During April, 2014, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard (“ASU 2014-08”) regarding the criteria for reporting discontinued operations. ASU 2014-08 is effective prospectively beginning in the first quarter of 2015, although early adoption is permitted beginning in the first quarter of 2014. The Company has elected to early adopt ASU 2014-08 and, as such, beginning in the first quarter of 2014, prospective activity related to individual properties sold or held for sale will no longer be included as discontinued operations in the consolidated financial statements.